Exhibit 99.1

McEWEN MINING: Q1 2025 RESULTS

TORONTO, May 7th, 2025 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today reported its first quarter results for the period ended March 31st, 2025 (“Q1/25”).

McEwen Mining has initiated plans to significantly increase annual gold production at the Fox Complex, targeting 60,000 ounces by 2027, with potential expansion to 120,000 - 150,000 ounces by 2030, subject to timely permit approval. As a result, our total annual consolidated production could increase to the earlier stated range of 225,000 - 255,000 GEOs. Our strategic investments in exploration, permitting, and infrastructure development support this growth.

To fund this growth program, we completed a $110.0 million convertible debt offering, with an immediate focus on transitioning production at the complex from Froome to Stock. Once the Stock mine is in production we will turn our attention to Grey Fox as the next step in our evolution. Grey Fox has grown in recent years as a direct result of our investment in successful exploration campaigns. We are currently developing a pre-feasibility study for Grey Fox that will better define its potential and production timeline, with the study expected to be completed later this year.

Our first quarter performance at Gold Bar and San José were generally on plan; in Nevada, waste removal from Pick phase III was the focus resulting in expected higher costs, which were well controlled by the operating team and our contractors; in Argentina Q1 is always the weakest quarter due to a two-week maintenance shutdown and we expect costs there to trend lower toward our guidance over the balance of the year. Fox faced some challenges that impacted production in the first quarter, primarily with reduced labor availability and difficult weather conditions. With Froome mine approaching the end of its productive life cycle, we expect to balance its potentially increasing variability in performance with production growth starting in 2026 as described above with the opening of the Stock mine. Stock recently received the final Closure Plan Permit, which enables us to move forward with development and the planned mining operations.

While from an operational perspective there remains work to be completed to achieve the desired consistency and above guidance performance, our income statement is going improve as a major expense item will be eliminated once the Los Azules Feasibility Study is published this summer. At that point, we will be able to capitalize the expenditures of McEwen Copper.

Financial Results

Please note: Under US GAAP, McEwen Mining consolidates 100% of the accounts of its wholly owned and majority owned subsidiaries in its reported financial results. Entities over which we exert significant influence but do not control (such as Minera Santa Cruz S.A. ("MSC''), the operator of the San José mine, and McEwen Copper, the owner of the Los Azules copper project) are presented as equity investments on our balance sheet.

Adjustments to our equity investments represent our share of these companies’ net income or loss, and are presented on our income statement. With the upcoming publication of the Los Azules feasibility study in July 2025, McEwen Copper expects to capitalize its expenses under US GAAP, reducing its impact on McEwen Mining’s net income, which was negatively affected by $8.6 million in Q1 2025.

McEwen Mining Inc.	Page 1

Our gross profit in Q1 was $10.1 million, compared to a gross profit of $6.0 million in Q1/24. This increase was primarily driven by a 31% higher average realized gold price.

Adjusted EBITDA(1) for Q1 was $8.7 million, or $0.16 per share, versus $6.3 million, or $0.13 per share in Q1 2024. Adjusted EBITDA excludes the impact of McEwen Copper's expenses attributable to McEwen Mining of $8.6 million and reflects the earnings of our operating properties, including the San José mine.

Net loss for Q1 was $6.3 million, or $0.12 per share, compared to a net loss of $20.4 million, or $0.41 per share in Q1 2024. The improvement was driven by a reduction of attributable expenditures by McEwen Copper, from a loss of $18.0 million in Q1/24 down to $8.6 million in Q1/25, as well as higher gross profit from our gold operations.

Liquidity and Capital Resources

To strengthen our liquidity and fund our growth projects at the Fox Complex we issued $110.0 million in Capped Call 5.25% Convertible Senior Unsecured Notes due 2030 (the “Convertible Notes”).

The Convertible Notes mature on August 15, 2030 with a 5.25% coupon, callable in 3.5 years, payable with cash, shares or a combination. A Capped Call option was included to mitigate the potential share dilution by effectively raising the conversion price from $11.25 to $17.30, representing a 100% premium over our closing share price on the day prior to the financing announcement.

Cash provided by financing activities of $70.5 million during Q1/25 consisted of $110.0 million in proceeds from the issuance of Senior Convertible Notes, offset by financing costs of $4.2 million, $15.1 million purchase of capped call options, principal repayments of $20.0 million on our term loan facility, and the repayment of finance lease obligations for $0.2 million.

We reported consolidated cash and cash equivalents of $68.5 million and consolidated working capital of $61.1 million as at March 31, 2025, compared to the respective numbers of $17.5 million and negative $6.5 million at December 31, 2024.

As of March 31, 2025 total debt was $130 million, reflecting the issuance of convertible notes, compared to $40 million at year-end 2024.

Gold & Silver Production (See Table 1)

Q1/25 consolidated production was 24,131 GEOs, including 10,924 attributable GEOs from the San José mine(1), compared to 33,037 GEOs produced in Q1/24 which included 12,934 attributable GEOs from the San José mine(1). Our annual plans include higher production across our operations through the remainder of the year, and we remain on track to deliver the 2025 production guidance of 120,000 to 140,000 GEOs.

Individual Mine Performance:

Gold Bar Mine, Nevada (100% owned)

Gold Bar produced 7,688 GEOs in Q1/25 (Q1/24 – 11,716 GEOs) as pre-stripping activities at the Pick Phase III deposit begin to wind down and production starts in early Q2/25. We expect production to increase steadily, as planned, through the remainder of the year. The Gold Bar Mine remains on track to meet its annual production guidance of 40,000 to 45,000 GEOs.

McEwen Mining Inc.	Page 2

Cash costs(2) and AISC(2) per GEO sold in Q1/25 were $1,146 and $2,197, respectively, as compared to annual guidance of $1,500 to $1,700 and $1,700 to $1,900, respectively. The high unit AISC was largely attributable to $7.5 million of pre-stripping costs and will decrease through 2025 as production begins at Pick III.

We incurred $1.4 million in exploration expenses at our Gold Bar Mine and Timberline properties, primarily on planning drilling programs and site preparation in advance of the drilling season.

Gold Bar Exploration

Following the acquisition in 2024 of Timberline Resources in Nevada, McEwen Mining initiated an exploration program at the Windfall Project and on March 3, 2025 announced preliminary drill results which included:

2.85 g/t Au over 33.5 m from 64.0 m including 6.96 g/t Au over 10.7 m from 83.8 m (Hole WF006)

1.57 g/t Au over 48.8 m from 80.8 m (Hole WF018)

1.47 g/t Au over 38.1 m from 41.1 m (Hole WF012)

Additional drilling planned for this year aims to advance the Windfall project toward a production decision.

Fox Complex Mine, Ontario (100% owned)

We are underway with Stock mine portal access development at the Fox Complex. During Q1/25, we invested $3.9 million for the Stock portal entrance where we expect to begin mining before 2026. At Froome, we produced 5,520 GEOs during Q1/25 (vs 7,486 GEOs during Q1/24), below the initial planning due to adverse winter conditions and labor force challenges. In response, the Company accelerated hiring efforts and engaged contractors to support operations. We are also reviewing prudent options to improve gold production during 2025 from short-term extension opportunities at Froome or mining areas at Stock that can be accessed early. With these mitigating actions in place, the Fox Complex expects to meet annual production guidance of 30,000 to 35,000 GEOs.

Cash costs(2) and AISC(2) per GEO sold in Q1 were $2,061 and $2,504, respectively, as compared to annual guidance ranges of $1,600-$1,800 and $1,700-$1,900, respectively. The increase in unit costs was driven primarily by 33% lower GEOs sold. Unit costs are expected to decrease through the year as production improves.

We incurred $2.3 million in exploration expenses at Fox Complex during Q1/25 to advance our Grey Fox project, where we completed 50,000 feet (15,200 meters) of diamond drilling, focused mainly on the Gibson Zone.

Fox Complex Exploration

During the quarter the Company announced the updated gold resource estimate for Grey Fox, which recorded a 32% increase in the Indicated ounces to 1,538,000 oz at a grade of 3.64 g/t Au, and a 95% increase in the Inferred ounces to 458,000 oz at a grade of 3.30 g/t Au.

Results of the end of the 2024 drilling campaign and the start of the 2025 one at Grey Fox were announced in February. They included:

17.7 g/t Au over 8.0 m (Hole 24GF-1520)

55.6 g/t Au over 0.6 m (Hole 24GF-1522)

9.8 g/t Au over 2.1 m (Hole 24GF-1520)

12.9 g/t Au over 4.3 m and 15.3 g/t Au over 2.7 m (Hole 25GF-1525)

McEwen Mining Inc.	Page 3

More results for Grey Fox drilling between February and April were released on May 7. Drilling has identified a new exploration corridor at depth, successfully refining our previous knowledge and interpretation of the gold bearing structures at Grey Fox. Some of the best drill results seen to date at Gibson were included:

12.4 g/t Au over 10.7 m, including 27.9 g/t Au over 4.5 m (Hole 25GF-1539)

4.0 g/t Au over 30.1 m, including 7.8 g/t Au over 11.5 m (Hole 25GF-1548)

Current drilling at Grey Fox is ongoing and has delineated targets based on a recently completed geophysical survey.

San José Mine (49% owned)

San José production of 10,924 GEOs decreased by 16% in Q1/25 (Q1/24 – 12,934 GEOs). Production during the period was slightly impacted by lower processed grades and recovery rates, primarily due to elevated clay content in the ore. In response, San José plans to increase plant throughput beginning April 2025, supported by recent mill improvements completed in late 2025. Additionally, the first quarter of each year is influenced by production seasonality due to the planned annual maintenance shutdowns. We reiterate full-year guidance of 50,000 to 60,000 attributable GEOs(1).

Cash costs(2) and AISC(2) per GEO sold in Q1 were $2,575 and $3,047, respectively, as compared to full year guidance of $1,600-$1,800 and $1,900-$2,100, respectively. Higher unit costs were primarily the result of 18% higher production costs driven by the relative strength in the Argentine peso, as well as 26% lower GEOs sold during the period. As higher planned production is achieved through the remainder of 2025, we expect San José to decrease its unit costs over the remainder of the year.

San José Exploration

Exploration at San José has successfully replaced resources in 2024 by drilling near-mine drilling at Frea, Odin and Maia veins. For 2025, exploration has 11,000 meters of drilling planned for Frea SE, Odin, Buitre, Roadside, and Central veins. Targets in the wider district at El Retiro & Telken Norte (close to Cerro Negro) are also expected to be drilled this year.

McEwen Copper (46.4% owned)

McEwen Copper invested $21.3 million (100% basis) in Q1 to advance its feasibility study on Los Azules. Including amounts spent by Minera Andes Inc. prior to 2012, and McEwen Mining prior to 2021, we have invested over $400 million to develop Los Azules as a world-class copper development project.

Los Azules

Located in the province of San Juan, Argentina, the Los Azules project is one of the world’s largest undeveloped copper deposits.

Following the successful conclusion of the 2023-2024 drilling program, the Los Azules team finalized the resource model supporting our planned feasibility study. During 2025, Los Azules spent $21.3 million to support remaining activities required for our feasibility study.

McEwen Mining Inc.	Page 4

Drilling Program

The 2024-2025 campaign commenced on November 5, 2024, and by March 31, 2025, we have completed 36,000 feet (11,000 meters) of drilling, covering geotechnical, exploration, hydrological, and condemnation work. As of March 31, 2025, the Los Azules drilling database totals approximately 685,600 feet (209,000 meters).

The objectives of the 2024-2025 campaign include conducting hydrogeological testing to assess and model the site's water resources, carrying out condemnation drilling to evaluate areas designated for future permanent mine infrastructure, and completing geotechnical and geophysical studies.

Additionally, drilling has progressed at targets of interest near our deposit, such as the Tango Area, located east of the future Los Azules open pit. Regional exploration efforts are also ongoing, supported by recent helicopter-assisted magnetotelluric surveys, to identify other areas with mineralization potential across our 100% owned mining property.

Feasibility Study and Construction

With the Environmental Impact Assessment (EIA) approval in place since December 2024, Los Azules is advancing towards the release of a definitive feasibility study, expected in July 2025.

Regime of Incentives for Investment (RIGI)

The Regime of Incentives for Investment aims to attract domestic and foreign investment to a number of sectors in Argentina, including mining, enhancing resource exploration and production while creating job opportunities and increasing energy security. On February 11, 2025, McEwen Copper submitted an application for admission to the Los Azules copper project into the RIGI. If approved, the Los Azules project would become eligible for a range of fiscal and regulatory benefits, including a reduction in the corporate income tax rate from 35% to 25%, acceleration of sales tax recovery, reduced tax of dividends from 7% to 3.5%, elimination of export duties currently 4.5%, and relief from the requirement to repatriate export proceeds. Additionally, the project would benefit from a 30-year stability guarantee and access to international arbitration for dispute resolution.

Investments

On March 10, 2025, the Company invested in Goliath Resources Limited through a non-brokered private placement, acquiring 5,181,347 shares in exchange for 868,056 shares of the Company’s common stock. At the closing price on May 7th, 2025, the shares of Goliath have a market value of $7.9 million.

On March 27, 2025, the Company participated in private placement offerings by Canadian Gold Corp, acquiring 11,764,705 shares for a total investment of $1.4 million. At the closing price on May 7th, 2025, the shares of Canadian Gold have a market value of $2.4 million.

McEwen Mining Inc.	Page 5

Table 1 below provides production and cost results for Q1/25, with comparative results from Q1/24 and our guidance range for 2025.

	Q1
	2024	2025	Full Year 2025 Guidance Range
Consolidated Production
GEOs(2)	33,037	24,131	120,000-140,000
Gold Bar Mine, Nevada
GEOs	11,716	7,688	40,000-45,000
Cash Costs/GEO(1)	$1,088	1,146	$1,500-1,700
AISC/GEO(1)	$1,201	2,197	$1,700-1,900
Fox Complex, Canada
GEOs	7,486	5,520	30,000-35,000
Cash Costs/GEO	$1,555	2,060	$1,600-1,800
AISC/GEO	$1,928	2,504	$1,700-1,900
Total Gold Bar + Fox
GEOs	19,202	13,208
Cash Costs/GEO	$1,268	1,504
AISC/GEO	$1,481	2,318
San José Mine, Argentina (49%)
GEOs	12,934	10,924	50,000-60,000
Cash Costs/GEO	$1,607	2,275	$1,600-1,800
AISC/GEO	$1,947	3,047	$1,900-2,000

Notes:

1.	Cash gross profit, cash costs per ounce, all-in sustaining costs (AISC) per ounce, and adjusted EBITDA and adjusted EBITDA per share are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definition of the non-GAAP measures see "Non-GAAP- Financial Measures" section in this press release; for the reconciliation of the non-GAAP measures to the closest U.S. GAAP measures, see the Management Discussion and Analysis for the quarter ended March 31, 2023, filed on Edgar and SEDAR.

2.	'Gold Equivalent Ounces' are calculated based on a gold to silver price ratio of 90:1 for Q1 2025 and 89:1 for Q1 2024. 2025 production guidance is calculated based on 85:1 gold to silver price ratio.

3.	Represents the portion attributable to us from our 49% interest in the San José Mine.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

We have included in this report certain non-GAAP performance measures as detailed below. In the gold mining industry, these are common performance measures but do not have any standardized meaning and are considered non-GAAP measures. We use these measures to evaluate our business on an ongoing basis and believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors use such non-GAAP measures to evaluate our performance and ability to generate cash flow. We also report these measures to provide investors and analysts with useful information about our underlying costs of operations and clarity over our ability to finance operations. Accordingly, they are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are limitations associated with the use of such non-GAAP measures. We compensate for these limitations by relying primarily on our US GAAP results and using the non-GAAP measures supplementally.

The non-GAAP measures are presented for our wholly owned mines and our interest in the San José mine. The amounts in the reconciliation tables labeled “49% basis” were derived by applying to each financial statement line item the ownership percentage interest used to arrive at our share of net income or loss during the period when applying the equity method of accounting. We do not control the interest in or operations of MSC and the presentations of assets and liabilities and revenues and expenses of MSC do not represent our legal claim to such items. The amount of cash we receive is based upon specific provisions of the Option and Joint Venture Agreement (“OJVA”) and varies depending on factors including the profitability of the operations.

McEwen Mining Inc.	Page 6

The presentation of these measures, including the minority interest in the San José, has limitations as an analytical tool. Some of these limitations include:

•	The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage determined when applying the equity method of accounting and do not represent our legal claim to the assets and liabilities, or the revenues and expenses; and

•	Other companies in our industry may calculate their cash cost per ounce and all-in sustaining costs differently than we do, limiting the usefulness as a comparative measure.

Cash Costs and All-In Sustaining Costs

The terms cash costs, cash cost per ounce, all-in sustaining costs (“AISC”), and all-in sustaining cost per ounce used in this report are non-GAAP financial measures. We report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe these measures provide investors and analysts with useful information about our underlying costs of operations.

Cash costs consist of mining, processing, on-site general and administrative expenses, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, but exclude depreciation and amortization (non-cash items). The sum of these costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, environmental rehabilitation costs for mines with no reserves, sustaining exploration and development costs, sustaining capital expenditures and sustaining lease payments. Our all-in sustaining costs exclude the allocation of corporate general and administrative costs. The following is additional information regarding our all-in sustaining costs:

•	Sustaining operating costs represent expenditures incurred at current operations that are considered necessary to maintain current annual production at the mine site and include mine development costs and ongoing replacement of mine equipment and other capital facilities. Sustaining capital costs do not include costs of expanding the project that would result in improved productivity of the existing asset, increased existing capacity or extended useful life.

•	Sustaining exploration and development costs include expenditures incurred to sustain current operations and to replace reserves and/or resources extracted as part of the ongoing production. Exploration activity performed near-mine (brownfield) or new exploration projects (greenfield) are classified as non-sustaining.

The sum of all-in sustaining costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

Costs excluded from cash costs and all-in sustaining costs, in addition to depreciation and depletion, are income and mining tax expenses, all corporate financing charges, costs related to business combinations, asset acquisitions and asset disposal, and any items that are deducted for the purpose of normalizing items.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure, production costs applicable to sales.

	Three months ended March 31, 2025
	Gold Bar	Fox Complex	Total
	(in thousands, except per ounce)
Production costs applicable to sales (100% owned)	$9,094	$10,511	$19,605
In-mine exploration	67	—	67
Capitalized mine development (sustaining)	7,597	2,338	9,935
Capital expenditures on plant and equipment (sustaining)	665	—	665
Sustaining leases	13	(75)	(62)
All-in sustaining costs	$17,436	$12,774	$30,210
Ounces sold, including stream (GEO)	7,935	5,101	13,036
Cash cost per ounce sold ($/GEO)	$1,146	$2,061	$1,504
AISC per ounce sold ($/GEO)	$2,197	$2,504	$2,318

McEwen Mining Inc.	Page 7

	Three months ended March 31, 2024
	Gold Bar	Fox Complex	Total

	(in thousands, except per ounce)
Production costs applicable to sales (100% owned)	$13,268	$11,842	$25,110
In-mine exploration	799	—	799
Capitalized underground mine development (sustaining)	—	2,302	2,302
Capital expenditures on plant and equipment (sustaining)	551	—	551
Sustaining leases	21	539	560
All-in sustaining costs	$14,639	$14,683	$29,322
Ounces sold, including stream (GEO)	12,190	7,614	19,804
Cash cost per ounce sold ($/GEO)	$1,088	$1,555	$1,268
AISC per ounce sold ($/GEO)	$1,201	$1,928	$1,481

	Three months ended March 31,
	2025	2024

San José mine cash costs (100% basis)	(in thousands, except per ounce)
Production costs applicable to sales	$56,588	$47,884
Mine site reclamation, accretion and amortization	67	304
Site exploration expenses	1,330	2,104
Capitalized underground mine development (sustaining)	8,761	7,331
Less: Depreciation	(694)	(799)
Capital expenditures (sustaining)	920	1,200
All-in sustaining costs	$66,972	$58,024
Ounces sold (GEO)	21,977	29,802
Cash cost per ounce sold ($/GEO)	$2,575	$1,607
AISC per ounce sold ($/GEO)	$3,047	$1,947

Adjusted EBITDA and adjusted EBITDA per share

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure and does not have any standardized meaning. We use adjusted EBITDA to evaluate our operating performance and ability to generate cash flow from our wholly owned operations in production; we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our precious metal operations and capital activities separately from our copper exploration operations. The most directly comparable measure prepared in accordance with GAAP is net loss before income and mining taxes. Adjusted EBITDA is calculated by adding back McEwen Copper's income or loss impacts on our consolidated income or loss before income and mining taxes.

The following tables present a reconciliation of adjusted EBITDA:

	Three months ended March 31,
	2025	2024

	(in thousands)
Net loss before income and mining taxes	$(7,349)	$(22,940)
Less:
Depreciation and depletion	6,171	10,278
Loss from investment in McEwen Copper Inc. (Note 9)	8,578	18,012
Interest expense	1,309	972
Adjusted EBITDA	$8,709	$6,322
Weighted average shares outstanding (thousands)	53,270	49,440
Adjusted EBITDA per share	$0.16	$0.13

Technical Information

The technical content of this news release related to financial results, mining and development projects has been reviewed and approved by William (Bill) Shaver, P.Eng., COO of McEwen Mining and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Reliability of Information Regarding San José

The Company accounts for its investment in Minera Santa Cruz S.A., the owner of the San José Mine, using the equity method. The Company relies on the management of MSC to provide accurate financial information prepared in accordance with GAAP. While the Company is not aware of any errors or possible misstatements of the financial information provided by MSC, MSC is responsible for and has supplied to the Company all reported results from the San José Mine, and such results are unaudited as of the date of this release. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

McEwen Mining Inc.	Page 8

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the Company to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, foreign exchange volatility, foreign exchange controls, foreign currency risk, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining Inc. is a gold and silver producer with operations in Nevada (USA), Canada, Mexico, and Argentina. The company also owns 46.4% of McEwen Copper, which develops the large, advanced-stage Los Azules copper project. Los Azules aims to become Argentina's first regenerative copper mine and is committed to achieving carbon neutrality by 2038.

Focused on enhancing productivity and extending the life of its assets, the Company's goal is to increase its share price and provide investor yield. Rob McEwen, Chairman and Chief Owner, has a personal investment in the companies of US$205 Million. His annual salary is US$1.

McEwen Mining's shares are publicly traded on the New York Stock Exchange (NYSE) and the Toronto Stock Exchange (TSX) under the symbol "MUX".

Want News Fast?

Subscribe to our email list by clicking here:
https://www.mcewenmining.com/contact-us/#section=followUs

and receive news as it happens!

WEB SITE	SOCIAL MEDIA
www.mcewenmining.com	McEwen Mining	Facebook:	facebook.com/mcewenmining
		LinkedIn:	linkedin.com/company/mcewen-mining-inc-
CONTACT INFORMATION		Twitter:	twitter.com/mcewenmining
150 King Street West		Instagram:	instagram.com/mcewenmining
Suite 2800, PO Box 24
Toronto, ON, Canada	McEwen Copper	Facebook:	facebook.com/ mcewencopper
M5H 1J9		LinkedIn:	linkedin.com/company/mcewencopper
		Twitter:	twitter.com/mcewencopper
Relationship with Investors:		Instagram:	instagram.com/mcewencopper
(866)-441-0690 - Toll free line
(647)-258-0395	Rob McEwen	Facebook:	facebook.com/mcewenrob
Mihaela Iancu ext. 320		LinkedIn:	linkedin.com/in/robert-mcewen-646ab24
info@mcewenmining.com		Twitter:	twitter.com/robmcewenmux

McEwen Mining Inc.	Page 9